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                                                                Exhibit 8.2



                                                January 14, 1997

United Air Specialists, Inc.
4440 Creek Road
Cincinnati, Ohio  45242

Ladies and Gentlemen:

        You have requested our opinion with respect to certain federal income tax consequences of the proposed merger ("Merger") of CUAC INC., an Ohio corporation ("Sub") and a direct wholly-owned subsidiary of CLARCOR, Inc., a Delaware corporation ("Parent"), with and into United Air Specialists, Inc. an Ohio corporation ("Company"), on the terms and conditions set forth in the Agreement and Plan of Merger dated as of September 23, 1996 (the "Merger Agreement"). Capitalized terms not defined herein have the meanings specified in the Merger Agreement. The opinion rendered herein is intended to satisfy the requirement of the Securities and Exchange Commission for an opinion relating to the federal income tax consequences of the Merger if it closes as planned.

        As provided in the Merger Agreement, at the time the Merger becomes effective (the "Effective Time"), by reason of the Merger: (i) all outstanding Company Common Shares then held in the treasury of the Company or by any wholly-owned subsidiary of the Company and any Company Common Shares then owned by Parent, Sub or any other wholly-owed subsidiary of Parent will be canceled and no capital stock of Parent or other consideration will be delivered in exchange therefor; (ii) each then outstanding share of capital stock of Sub will be converted into one share of Common Stock of the Surviving Corporation and (iii) each then outstanding Company Common Share (other than shares canceled as described in clause (i) above and shares in respect of which dissenters' rights are properly exercised) will be converted into .3702116 of a share of Parent Common Stock (subject to adjustment in certain circumstances) including the corresponding percentage of Parent Rights, with cash being paid in lieu of fractional shares of Parent Common Stock. Accordingly, immediately following the Merger, the former holders of Company Common Shares will hold Parent Common Stock and the associated Parent Rights issued in the Merger (and cash in lieu of any fractional shares of Parent Common Stock) and the Company, as the surviving corporation, will be a wholly-owned subsidiary of Parent. The Merger and the Merger Agreement are more fully described in Parent's Registration Statement on Form S-4 (the "Registration Statement") relating to the registration of the 1,209,302 shares of Parent Common Stock and associated
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United Air Specialists, Inc.
January 14, 1997
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Parent Rights, which is being filed by Parent with the Securities and Exchange
Commission pursuant to the Securities Act of 1933, as amended. The Registration Statement includes the Proxy Statement/Prospectus (the "Prospectus") of Parent and the Company.

        In rendering the opinions expressed below, we have relied upon the accuracy of the facts, information and representations and the completeness of the covenants contained in the Merger Agreement, the Prospectus, the Certificates referred to below and such other documents as we have deemed relevant and necessary. Such opinions are conditioned, among other things, not only upon such accuracy and completeness as of the date hereof, but also the continuing accuracy and completeness thereof as of the Effective Time. Moreover, we have assumed the absence of any change to any of such instruments between the date hereof and the Effective Time.

        We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with original documents of all copies submitted to us for our examination. We have also assumed that: (i) the transactions related to the Merger or contemplated by the Merger Agreement will be consummated (A) in accordance with the Merger Agreement and (B) as described in the Prospectus;
(ii) the Merger will qualify as a statutory merger under the laws of the State of Ohio; (iii) the accuracy as of the date hereof, and the continuing accuracy as of the Effective Time, of the written statements made by executives of Parent and the Company contained in the Parent Tax Certificate and the Company Tax Certificate, respectively, and the written statements made by certain shareholders of the Company in the Shareholder Certificates (the "Certificates"). We have not independently verified any factual matters relating to the Merger in connection with or apart from our preparation of this opinion and accordingly our opinion does not take into account any matters not set forth herein or in the Prospectus which might have been disclosed by independent verification.

        In rendering the opinion expressed below, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Regulations promulgated thereunder by the United States Treasury Department (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that the Code, the Regulations and such judicial decisions, administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect; and any such change could affect the opinions stated herein. This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the IRS or a court considering the issues.

        Based upon and subject to the foregoing, it is our opinion, as counsel for the Company, that:

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United Air Specialists, Inc.
January 14, 1997
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     (1)     The Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Sub and Parent will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

     (2) No gain or loss will be recognized by the Company as a result of the Merger.

     (3) No gain or loss will be recognized by the non-dissenting shareholders of the Company upon the conversion of their Company Common Shares into shares of Parent Common Stock in accordance with the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock.

     (4) The aggregate tax basis of the shares of Parent Common Stock received by a shareholder in exchange for Company Common Shares in accordance with the Merger (including fractional shares of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of such Company Common Shares.

     (5) The holding period for shares of Parent Common Stock received by a shareholder in exchange for Company Common Shares in accordance with the Merger will include the period that such Company Common Shares were held by the shareholder, provided such Company Common Shares were held as capital assets by such shareholder at the Effective Time.

     (6) A shareholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such shareholder's basis in such fractional share and the amount of cash received.

     Our opinion is limited to the foregoing federal income tax consequences of the Merger as expressly set forth in paragraphs 1 through 6, inclusive, which are the only matters as to which you have requested our opinion. We do not address any other federal income tax consequences of the Merger or other matters of federal law and have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States.

     We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law which may hereafter occur.

     We hereby consent to the filing of this letter as an Exhibit to the Registration Statement relating to shares of Parent Common Stock and the associated Parent Rights that may be issued in connection with the Merger and to the reference to our firm in the Prospectus.

                                                Very truly yours,

                                                Graydon, Head & Ritchey